Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FIRST QUARTER 2015 RESULTS

Cape May Court House, New Jersey, April 27, 2015 ~~-~~ Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank (the “Bank”), announces its operating results for the quarter ended March 31, 2015.

For the quarter ended March 31, 2015, Cape Bancorp reported net income of $1.0 million, or $0.10 per common share and $0.09 per fully diluted share, compared to $2.0 million, or $0.18 per common and fully diluted share for the quarter ended March 31, 2014.

On January 19, 2015, the Board of Directors declared a cash dividend of $0.06 per common share to shareholders of record as of the close of business February 2, 2015. The dividend was payable on February 17, 2015.

On January 26, 2015, the Company announced that the acquisition of Colonial Financial Services, Inc. (“Colonial”) based in Vineland, New Jersey, received approval from the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Philadelphia, and the New Jersey Department of Banking and Insurance. On March 18, 2015, the Company announced that the shareholders of both Cape Bancorp and Colonial had approved the agreement and plan of merger. On April 1, 2015, the Company announced that it had successfully completed its acquisition of Colonial.

On March 31, 2015, the Company announced that Cape Bank entered into a definitive agreement with Sun National Bank ("Sun") to acquire Sun's branch location in Hammonton, New Jersey. The purchase includes approximately $34.1 million of deposits and approximately $4.9 million of loans. Subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions, the branch purchase is expected to be completed in the third quarter of 2015.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“The quarter was quite active as we worked toward the closing of the merger and negotiated the purchase of Sun Bank’s Hammonton office. We are excited by the prospects of both of these initiatives as we continue our westward expansion. During this quarter, we also brought on a commercial lending team in Center City Philadelphia. We see the metropolitan area as an important component in building franchise value.

We had previously indicated that both the first and second quarter performance would not be reflective of the Bank’s core earnings potential. Initiatives that relate to the shift in geographic focus were likely to distort metrics. Earnings for the first quarter reflected expenses related to the merger and charges on lingering OREO properties that brought them to values that will allow for quicker disposition. Likewise, in the second quarter, merger related accounting will make it difficult to discern a “run rate.” We believe that the third quarter will be the better gauge for the Bank’s core earnings potential.”

Cape Bancorp’s total assets at March 31, 2015 totaled $1.088 billion, an increase of $8.0 million from the December 31, 2014 level of $1.080 billion. The increase primarily resulted from restricted cash accumulated for the cash portion of the Colonial acquisition.

Total net loans increased $1.8 million from $770.3 million at December 31, 2014 to $772.1 million at March 31, 2015 resulting from increases in commercial loans totaling $8.2 million, and consumer loans of $73,000 offset by a decline in residential mortgage loans totaling $6.6 million.    The decline in residential mortgage loans reflects the effect of the Company exiting the residential mortgage loan origination business effective December 31, 2013. The allowance for loan losses decreased $223,000 and totaled 1.17% of gross loans at March 31, 2015, compared to 1.20% at December 31, 2014. Non-performing assets were 1.22% of total assets at March 31, 2015 compared to 1.25% at December 31, 2014. The Company’s adversely classified asset ratio at March 31, 2015 was 16%, compared to 17% at December 31, 2014.

Other real estate owned (“OREO”) decreased $607,000 from $5.3 million at December 31, 2014 to $4.7 million at March 31, 2015, and consisted at March 31, 2015 of ten commercial properties and nine residential properties (including five building lots). During the quarter ended March 31, 2015, the Company added one residential property to OREO with a carrying value of $199,000. In addition, one residential OREO property with a carrying value totaling $6,000 was sold during the quarter ended March 31, 2015 with a recognized net loss of $1,000.

At March 31, 2015, Cape Bancorp’s core deposits totaled $544.0 million which represented a decrease of $6.1 million, or 1.10%, from the December 31, 2014 level of $550.1 million. Non-interest bearing deposits increased $7.3 million, money market deposit accounts increased $2.8 million and savings accounts increased $1.3 million, while interest-bearing checking accounts decreased $17.5 million. Certificates of deposit totaled $203.6 million, a decrease of $41.3 million, or 16.89%, from the December 31, 2014 total of $244.9 million. At March 31, 2015, deposits totaled $750.6 million compared to $797.1 million at December 31, 2014, a decrease of $46.5 million primarily resulting from a lower level of municipal certificates of deposit.

Cape Bancorp’s total equity increased $1.1 million to $142.0 million at March 31, 2015 from $140.9 million at December 31, 2014 primarily resulting from a net increase of $333,000 (earnings less dividends declared) in retained earnings, an improvement of $584,000 in the accumulated other comprehensive loss, and increases in paid-in-capital and unearned ESOP shares totaling $222,000. Tangible equity to tangible assets increased to 11.18% at March 31, 2015 compared to 11.16% at December 31, 2014. At March 31, 2015, Cape Bank’s regulatory capital ratios continued to exceed well capitalized status.

The following are significant factors which contributed to the operating results of the comparative quarters:

●

Net interest income decreased $731,000 to $8.4 in the first quarter of 2015 from $9.1 million in the first quarter of 2014. The net interest margin was 3.46% for the first quarter ended March 31, 2015, a decrease of 25 basis points from the first quarter ended March 31, 2014. Average interest-earning assets decreased $15.5 million for the three months ended March 31, 2015 compared to the 2014 period, while average interest-bearing liabilities decreased $27.4 million during the same period. The yield on interest-earning assets declined 19 basis points to 4.00% for the three months ended March 31, 2015 compared to 4.19% for the same three month period a year ago, while the cost of interest-bearing liabilities increased 6 basis points to 0.63% for the three months ended March 31, 2015 compared to 0.57% for the 2014 three month period.

●

The loan loss provision for the first quarter of 2014 totaled $2.2 million compared to no provision for loan losses for the quarter ended March 31, 2015. Loan charge-offs for the first quarter of 2015 totaled $253,000 compared to loan charge-offs and write-downs on loans transferred to held for sale for the first quarter of 2014 of $2.0 million ($1.8 million was specific to one classified relationship).

●

Net gains on sales of investment securities totaled $114,000 for the three months ended March 31, 2015 compared to $1.9 million for the three months ended March 31, 2014. On February 27, 2014, the Company sold its remaining portion of collateralized debt obligation securities (“CDOs”) with a book value of zero, resulting in the $1.9 million gain.

●

Net gains on the sale of loans totaled $30,000 for the three months ended March 31, 2015 compared to $116,000 for the three months ended March 31, 2014, primarily resulting from a decrease of $81,000 in gains on the sale of Small Business Administration (“SBA”) loans.

●	Other operating income for the first quarter of 2014 included life insurance proceeds totaling $185,000 from bank owned life insurance.

●

Salaries and employee benefits totaled $3.8 million for the first quarter of 2015, an increase of $245,000 from the first quarter 2014 total of $3.6 million, resulting from increased compensation costs related to the expansion of the commercial lending function, increased staffing in the compliance and audit areas and annual employee increases.

●	The first quarter of 2015 includes expenses related to the acquisition of Colonial totaling $266,000, or $0.02 per fully diluted share.

●

OREO expenses totaled $902,000 for the three months ended March 31, 2015 compared to $252,000 for the three months ended March 31, 2014, an increase of $650,000 primarily resulting from higher OREO write-downs in the 2015 period.

CAPE BANCORP CONSOLIDATED

SELECTED FINANCIAL DATA

(unaudited)

	Three Months Ended
	3/31/2015	12/31/2014	3/31/2014

Statements of Income Data:
Interest income	$9,671	$10,019	$10,299
Interest expense	1,305	1,377	1,202
Net interest income	8,366	8,642	9,097
Provision for loan losses	-	534	2,212
Net interest income after provision for loan losses	8,366	8,108	6,885
Non-interest income	1,178	1,199	3,128
Non-interest expense	7,910	7,584	6,736
Income (loss) before income taxes	1,634	1,723	3,277
Income tax expense (benefit)	613	702	1,249
Net income (loss)	$1,021	$1,021	$2,028

Basic Earnings (loss) per share(1)	$0.10	$0.09	$0.18
Basic Average shares outstanding	10,711,939	10,703,210	11,157,234
Diluted Earnings (loss) per share(1)	$0.09	$0.09	$0.18
Diluted Average shares outstanding	10,811,509	10,794,397	11,286,022
Shares outstanding	11,483,121	11,475,396	11,881,985

Statements of Condition Data (Period End):
Investments	$153,403	$165,712	$172,725
Loans, net of allowance	$772,134	$770,289	$772,553
Allowance for loan losses	$9,164	$9,387	$9,736
Total assets	$1,088,010	$1,079,894	$1,091,051
Total deposits	$750,557	$797,056	$801,988
Total borrowings	$190,793	$136,342	$139,481
Total equity	$142,017	$140,878	$141,097

Statements of Condition Data (Average Balance):
Total interest-earning assets	$980,228	$988,310	$995,684
Total interest-bearing liabilities	$834,518	$842,274	$861,954

Operating Ratios:
ROAA	0.39%	0.37%	0.75%
ROAE	2.91%	2.87%	5.78%
Yield on Earning Assets	4.00%	4.02%	4.19%
Cost of Interest Bearing Liabilities	0.63%	0.65%	0.57%
Net Interest Margin	3.46%	3.47%	3.71%
Efficiency Ratio	72.58%	67.89%	65.49%

Capital Ratios:
Tier 1 Leverage Ratio	10.46%	9.94%	9.56%
Common Equity Tier 1 Risk Based Capital Ratio	13.76%	0.00%	0.00%
Tier 1 Risk-Based Capital Ratio	13.76%	13.34%	13.16%
Total Risk-Based Capital Ratio	14.94%	14.55%	14.41%
Tangible equity/tangible assets	11.18%	11.17%	11.07%
Book Value	$12.37	$12.28	$11.87
Tangible Book Value	$10.37	$10.28	$9.95
Stock Price	$9.56	$9.41	$11.00
Price to Book Value	77.28%	76.63%	92.67%
Price to Tangible Book Value	92.19%	91.54%	110.55%

Quality Ratios:
Non-Performing Loans to Total Gross Loans	1.10%	1.06%	0.99%
Non-Performing Assets to Total Assets	1.22%	1.25%	1.31%
Allowance for Loan Losses to Non-Performing Loans	106.82%	113.67%	125.62%
Allowance for Loan Losses to Total Gross Loans	1.17%	1.20%	1.24%
Net Charge-Offs to Average Loans	0.12%	0.48%	0.93%

(1) Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Period Ending:	3/31/2015			12/31/2014			3/31/2014
	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$471,262	0.06%	5	$3,060,584	0.39%	16	$2,140,482	0.27%	14
60-89	731,906	0.09%	7	837,482	0.11%	10	603,227	0.08%	6
90+	8,189,966	1.05%	33	7,858,962	1.01%	33	6,949,277	0.89%	36
	9,393,134	1.20%	45	11,757,028	1.51%	59	9,692,986	1.24%	56
Non-Accrual Other	389,451	0.05%	2	399,251	0.05%	2	800,639	0.10%	4
Total Delinquency and Non-Accrual	$9,782,585	1.25%	47	$12,156,279	1.56%	61	$10,493,625	1.34%	60
Total Loans		$781,298,745			$779,676,242			$782,288,124

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$-	$95,242	$376,020	$769,436	$244,227	$2,046,921	$1,111,329	$97,352	$931,801
60-89	481,862	186,272	63,772	401,717	182,285	253,480	49,623	99,513	454,091
90+	6,160,729	299,472	1,729,765	6,627,702	400,434	830,826	5,660,622	465,066	823,589
	6,642,591	580,986	2,169,557	7,798,855	826,946	3,131,227	6,821,574	661,931	2,209,481
Non-Accrual Other*	304,795		84,656	399,251			800,639
Total Delinquency by Type	$6,947,386	$580,986	$2,254,213	$8,198,106	$826,946	$3,131,227	$7,622,213	$661,931	$2,209,481
Total Loans by Type	$501,669,187	$45,219,014	$234,410,544	$493,515,529	$45,146,974	$241,013,739	$482,060,117	$43,435,499	$256,792,508
% of Total Loans in Type	1.38%	1.28%	0.96%	1.66%	1.83%	1.30%	1.58%	1.52%	0.86%
Total Delinquency and Non-Accrual		$9,782,585	1.25%		$12,156,279	1.56%		$10,493,625	1.34%

*Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Conference Call

Cape Bancorp will hold a conference call at 10:00 AM EDT on Tuesday, April 28, 2015. Interested parties may participate by calling 1-855-238-8123. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through May12, 2015. A recording of the conference call may be obtained by calling 1-877-344-7529, referencing conference number 10063002.

The conference call with be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Cape Bank website. To access the call, please visit the website at http://services.choruscall.com/links/cbnj150428.html. An online archive of the webcast will be available within one hour of the conclusion of the call and will remain available through May 12, 2015.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2014	March 10, 2015